FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
November 15, 2005                                 3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                       FX Energy Provides Drilling Update

Salt Lake City, November 15, 2005 - FX Energy, Inc. (Nasdaq: FXEN) reported the Sroda-5 well that is drilling in the Company's Fences II project area has reached the top of the Zechstein at a depth of approximately 2,950 meters (9,700 feet). The well is being drilled to test a Rotliegend sandstone reservoir and will be drilled to a total depth of 3,650 meters (12,000 feet). The Lugi-1 well in the Company's Fences I project area has reached the top of the Zechstein at a depth of approximately 2,210 meters (7,300 feet). The well is also being drilled to test a Rotliegend sandstone and will be drilled to a depth of 2,750 meters (9,000) feet. An intermediate string of casing will be set and cemented in both wells before drilling will resume.

About FX Energy
---------------
FX Energy, Inc. is a technology-driven E&P company, with a large land position, very large low-cost reserve potential, an active drilling program and financial strength to fund current exploration. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

                           ---------------------------

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.